Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 6,463,862,976.73	0.0001476	$ 954,066.18
Fees Previously Paid
	Total Transaction Valuation:	$ 6,463,862,976.73
	Total Fees Due for Filing:			$ 954,066.18
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 954,066.18
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated by multiplying the product of (i) USD $46.50, which is the cash offer price for the shares of common stock of Squarespace, Inc., consisting of (1) Class A Common Stock, par value $0.0001 per share, (2) Class B Common Stock, par value $0.0001 per share and (3) Class C Common Stock, par value $0.0001 per share (collectively, the "Shares") by (ii) 138,931,284 Shares issued and outstanding as of September 1, 2024, and 81,593 Shares reserved for issuance upon the exercise of options. (2) The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $6,463,862,976.73 by 0.00014760. (3) Permira previously paid U.S. $19,760.14 upon the filing of its combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO on September 11, 2023, in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule TO	005-93410	09/16/2024		$ 954,066.18
Fee Offset Sources	Squarespace, Inc.	Schedule TO	005-93410		09/16/2024		$ 954,066.18